Exhibit 4.9

Share Purchase Agreement

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 21st day of October 2010, by and among:

(1)
Vuance Ltd., a company incorporated under the laws of the State of Israel, registered with the Companies Registrar under number 52-004407-4, having its principal place of business at Sagid House “Ha’Sharon Industrial Park”, P.O.B 5039, Qadima 60920, Israel (the “Seller”);

- Of the First Part -

(2)
Mr. Steven Slom, Advocate, an individual, holder of an Israeli Passport number 9995413, of 8 Abba Eban St, Herzliya 46725, Israel, acting in his capacity as a Trustee for an undisclosed purchaser (the “Purchaser”);

- Of the Second Part -

(The Seller and the Purchaser are each referred to individually as a “Party” and collectively as the “Parties”).

Whereas:
The Seller is the sole beneficial owner of 100% of the issued and paid-up share capital of SuperCom Asia Pacific Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of the Seller (the “Company”); and

Whereas:
The Seller wishes to sell the Purchased Shares (as defined herein) to the Purchaser, and the Purchaser wishes to purchase the Purchased Shares from the Seller, on an “As-Is” basis, all in accordance and subject to the terms herein; and

Whereas:	The Parties wish to set form herein all of the terms and conditions that shall govern the sale and purchase of the Purchased Shares hereunder;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the Parties agree as follows:

1.	Preamble, Annexes and Headings

	1.1.	The preamble to this Agreement and all Annexes shall constitute an integral part hereof.

	1.2.	The headings in this Agreement are for convenience only and are not to be used in the interpretation of this Agreement.

2.	Definitions

The following terms shall have the following meanings:

“Purchased Shares”	-	The entire holdings of the Seller in the Company, constituting 100% of the issued and paid-up share capital of the Company and composed of:

(a)
99 Shares with a par value of H.K.$1.00 each, held directly by the Seller, constituting 99% of the issued and paid-up share capital of the Company; (the “Directly Held Shares”); A copy of a share certificate of the Directly Held Shares is attached hereto as Annex “A”;

(b)
1 share with a par value of H.K.$ 1.00, held by Yossi Avraham & Co., Advocates, as a trustee for the Seller, constituting 1% of the issued and paid-up share capital of the Company (the “Trustee Share”); A copy of a share certificate of the Trustee Share is attached hereto as Annex “B”;

“Liens”	-	Liens, charges, security interests, debt, obligation, attachment, mortgages, encumbrances, right of first refusal, preemptive right or any other third-party right.

3.	Purchase and Sale of the Purchased Shares

3.1
Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, assign and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the Purchased Shares, free and clear of all Liens, together with all rights attaching or accruing to them (including without limitation all rights to distributions to be declared or paid by the Company after the date hereof).

3.2
In full consideration for the purchase by the Purchaser of the Purchased Shares, and for the Assignment of the Shareholder’s Loan (as defined in Section 4 below), the Purchaser shall pay to the Seller and the Seller shall receive from the Purchaser the amount of US$ 1.00 (the “Consideration”).

	3.3	At the date of signing this Agreement, the Seller shall deliver to the Purchaser the following documents:

(a)	A share transfer deed in respect of the Directly Held Shares, validly executed by the Seller as transferor of the Directly Held Shares, as attached hereto as Annex “C”;

(b)	A share transfer deed in respect of the Trustee Share, validly executed by Yossi Avraham & Co., Advocates, as transferor of the Trustee Share, as attached hereto as Annex “D”;

(c)
Written letters of resignations of Mr. Eyal Tuchman and Mr. Eli Rozen, the existing directors of the Company that were nominated by the Seller, effective as of the date hereof, as attached hereto as Annex “E”;

(d)	A written resolution of the board of directors of the Company, approving the sale and transfer of the Purchased Shares, as attached hereto as Annex “F”;

3.4
For the avoidance of any doubt, the actions and transactions described above shall be deemed to take place and executed simultaneously, and no action shall be deemed to have been completed without the other actions having been completed.

4.	Assignment of the Shareholders Loans

4.1
As of the date hereof and according to the Company’s financial statements for the period of 31.12.2009, the Company is indebted to the Seller in an aggregated amount of US$ 1,400,000, due to shareholders loans given to the Company by the Seller (the “Shareholders Loans”).

4.2
Seller hereby transfer and assign unto the Purchaser all of Seller’s rights, title and interest with respect to the Shareholders Loans, and Purchaser hereby accepts and assumes all of Seller’s rights, title and interests with, respect to the Shareholders Loans, including the right for any kind of repayment under such Loans.

5.	General Release

5.1
The Seller represents that according to the Company’s financial statements and other reports from the Company’s CEO, the company is indebted to some of its employees and suppliers in the aggregate amount of over US$ 50,000, and it is currently in a legal dispute with the Company’s CEO over a claim for salary payment and reimbursements of other expenses in the aggregate amount of over US$ 250,000 (the “Dispute”). Various information related to the Dispute is attached hereto as Annex G.

5.2
The Seller acknowledges that by receiving the Consideration for the Purchased Shares from the Purchaser, it releases and forever discharges the Company and its parent corporations, subsidiaries, members and affiliates, and all of their respective predecessors, assigns, successors in interest, and past, present and future officers, directors, employees, agents, shareholders, managers, owners, attorneys, insurers, and heirs (collectively, the “Released Parties”), from any and all claims, complaints, suits, damages, actions, causes of action, losses, expenses, fees including attorneys’ fees and/or demands whatsoever that the Seller now has or may have in the future against the Released Parties, including, without limitation, claims arising out of or in any way connected to the Dispute.

5.3
The Purchaser acknowledges that by receiving the Purchased Shares from the Seller, it releases and forever discharges the Seller and its parent corporations, subsidiaries, members and affiliates, and all of their respective predecessors, assigns, successors in interest, and past, present and future officers, directors, employees, agents, shareholders, managers, owners, attorneys, insurers, and heirs (collectively, the “Released Parties”), from any and all claims, complaints, suits, damages, actions, causes of action, losses, expenses, fees including attorneys’ fees and/or demands whatsoever that the Purchaser now has or may have in the future against the Released Parties, including, without limitation, claims arising out of or in any way connected to the Purchased Shares and/or the Company.

6.	Representations and Warranties of the Seller

The Seller represents and warrants towards the Purchaser, that:

6.1
It is duly and validly exists under the laws of the State of Israel and has all necessary company power and authority to enter into tins Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby;

6.2
The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller;

6.3
It is the sole beneficial owner of the Purchased Shares, free and clear of all Liens, and. is entitled to sell and transfer to the Purchaser the full legal and beneficial interest in the Purchased Shares, on the terms set out in this Agreement;

6.4
The Purchased Shares are duly authorized, validly issued, fully paid and nonassessable in compliance with any applicable law concerning the issuance of securities, and have the rights, preferences, privileges, and restrictions set forth in the Company’s Articles of Association as of the date hereof;

6.5
Except as set forth under any of the terms and provisions of this Agreement, the execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby and thereby will not: (i) constitute a breach of any law, rule or regulation of any government applicable to the Seller; (ii) require the consent or agreement of any court, governmental body or entity; (iii) violate of, or conflict with or constitute a default under any agreement, or result in the creation or enforcement of any security interest upon any of the Purchased Shares;

6.6
The representations and warranties made by the Seller in this Agreement are the exclusive representations and warranties made by the Seller in connection with the transactions contemplated hereby. The Seller hereby disclaims any other express or implied representations or warranties with respect to: (i) the Purchased Shares; and (ii) the Company, its business condition, assets or liabilities.

7.	Representations and Warranties of the Purchaser

The Purchaser represents and warrants towards the Seller, that:

	7.1	He is authorized and permitted to execute this Agreement and perform its undertakings hereunder,

7.2
He is purchasing the Purchased Shares on an “As-Is” basis, without any representation on the part of the Seller, with the exception of its explicit representations in Section 5 above, and it waives any argument or claim he and/or his affiliates may have now or in the future against the Seller, in connection with the Purchased Shares and/or the Company.

7.3
The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of the Purchaser and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment, order, writ or decree to which the Purchaser is a party or by which he is bound, or any provision of law, rule or regulation applicable to the Purchaser, and do not require the consent of any person or entity which has not been obtained prior to the execution hereof.

7.4
Without derogating from anything to the contrary in this Agreement, the Purchaser hereby represents that it has been furnished by the Seller during the course of this transaction with all information regarding the Company which it has requested or desired to know, that it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the terms and conditions of this transaction, and any additional information which it had requested.

8.	Announcements

No press release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made without the express written consent of the Seller.

9.	Expenses

Save as otherwise provided in this Agreement, each Party shall be responsible for its own expenses in connection with this Agreement and the negotiation, execution and consummation of the transactions contemplated herein.

10.	Governing Law and Jurisdiction

	10.1.	This Agreement and the rights and obligations of the Parties hereunder are governed by and shall be construed in accordance with the laws of Hong Kong.

10.2.
Each Party agrees that any legal action or proceeding arising out of or relating to this Agreement shall be brought in the courts of Tel Aviv-Jaffa and irrevocably submits to the exclusive jurisdiction of such courts.

11.	General Provisions

	11.1.	If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

11.2.
This Agreement constitutes the entire understanding and agreement between the Parties with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto.

	11.3.	This Agreement may be amended only in writing, signed by the Parties hereto.

	11.4.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

	11.5.	This Agreement may be executed in counterpart, and facsimile signatures are acceptable and binding on the Parties hereto.

11.6.
No failure to exercise, nor any delay in exercising any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.7.
All notices, requests, reports, consents and other communications hereunder shall be in writing, and shall be delivered either (i) by hand, (ii) by e-mail or facsimile transmission, with a written acknowledgement of the recipient, (iii) by courier, or (iv) by registered mail, return receipt requested. Until changed by a written notice given by either Party to the other Party, the addresses of the Parties shall be as set herein.

IN WITNESS whereof this Agreement has been executed by the Parties on the day and year first above written.

Vuance Ltd.	Steven Slom, Adv.